EXHIBIT 10.39

March 16, 1997

Mr. Ilyas Chaudhary, President
Saba Petroleum Company
2301 Airport Drive, Suite 201
Santa Maria, Ca. 93455

                                    Re: Representation of Saba Petroleum Company

Dear Mr. Chaudhary,

         When accepted by you, this letter will constitute an agreement for the representation of Saba Petroleum Company and its subsidiaries (collectively, "Saba") by the undersigned, Rodney C. Hill, A Professional Corporation ("Hill"), and the written fee agreement required under California law. The terms of the engagement are as follows:

         1. Saba engages Hill to act as its general counsel. Hill's representation in such respect shall be to advise management and the Board of Directors on legal matters relating to Saba, to assist management with the negotiation and execution of agreements with third persons, to perform such legal services for Saba as Hill deems to be within its areas of legal competency, to hire and supervise outside counsel for Saba, to direct the performance of legal services by such outside counsel and to negotiate and approve for payment fees for legal services rendered by such outside counsel to Saba.

         2. The terms of the engagement shall be at will, such that Saba may discharge Hill at any time with or without cause. Similarly, Hill may withdraw from representation of Saba at any time, with or without cause, but in any such instance, Hill shall assist such counsel as Saba may select to acquaint himself on the matters on which Hill had been working; further, in such event, Saba shall compensate Hill at the same billing rate charged Saba by such counsel for the time expended in assisting such counsel and shall reimburse Hill for all out of pocket expenditures incurred by Hill in rendering such assistance.

   3. It is expected that Hill shall devote a substantial amount of its legal practice time and efforts to the representation of Saba, but Hill shall be entitled to continue representation of the client which it presently represents. The precise amount of time to be devoted by Hill to the representation of Saba shall be determined by Hill. However, in the event that Hill deems that a conflict, actual or potential, exists between its representation of Saba and any new client or former client, Hill shall be entitled to withdraw from the representation of Saba (and such client or former client) in respect to the matter as to which Hill believes such a possible conflict exists and cause third party counsel to Saba to represent Saba with respect to such matter without the participation therein by Hill is aware of such a potential conflict, which is in respect of the dealings between Saba and

Geo Petroleum, Inc.; Saba agrees that Hill may represent neither Saba nor Geo Petroleum, Inc. with respect to their dealings with each other. The clients that Hill will continue representing in matters not relating to Saba include Geo Petroleum, Inc., Mark A. Nahabedian, Capco Resources, Ltd., G.R. Nance, B.A. Ogle, Jonah Goldrich, Drake Capital Securities, Inc., Riverby Ltd., and their respective affiliates. In addition, Saba understands that Hill has various and gas interests and will continue to acquire and develop such interests in association with others. Hill shall not be required to offer any such interests (whether existing or hereafter sought or acquired) to Saba, but Hill shall not actively compete with Saba for the acquisition of any such interests. At Saba's election, Rodney C. Hill shall be a vice-president of Saba, but shall not be an employee of Saba, but rather an employee loaned by Hill to Saba.

       4. Saba shall compensate Hill on a monthly basis at the annual rate of $150,000, reduced by any compensation which Rodney C. Hill, the sole shareholder of Hill, annually receives as a director of Saba. For such purpose, Hill shall be compensated at an interim rate of $10,000 per month and An adjustment shall be made in December of each year or at such earlier time as Hill's representation of Saba or membership on the Board of Directors shall cease. Hill's compensation shall be reviewed on an annual basis and shall be adjusted if so agreed by Saba and Hill. Saba shall also grant to Hill, effective March 15, 1997, options to purchase 125,000 shares of the common stock of Saba at an exercise price of $___per share. Such options shall be subject to adjustment in the case of stock dividends, splits, reclassification or other event which would give rise to an adjustment in options, warrants, or rights to purchase or acquire the common stock of Saba held by any third person. The number of options to be granted to Hill shall be reduced annually by the number of options acquired by Hill under Saba's directors option plan. Options granted to Hill shall vest 20% per year on the 15th day of March. Saba shall cause the shares underlying Hill's options to be registered under the Securities Act of 1933 and approved for such listing on such exchange or market as the common stock of Saba may be listed, all no later than the day on which such options shall become exercisable.

    5. Hill shall maintain its offices in Santa Barbara, California , for its performance of services to Saba. Saba shall install and maintain, at its cost and on a trial basis, a video teleconferencing system, including ISDN facilities, between Saba's offices and that of Hill. To perform its duties to Saba, Hill will be required to be present at Saba's offices in Santa Maria frequently, but it is anticipated that it will not be presently more than eight days per month. Should Hill spe3nd the night in Santa Maria, Saba will reimburse or bear Hill's hotel and incidental expenses at the Santa Maria Inn or equivalent facility. Saba shall reimburse Hill for its out of pocket expenses which have been incurred for the benefit of Saba, including telephone (other than local charges), travel, postage and other expenses.

      6. Saba shall cause Rodney C. Hill and his spouse to be included in all benefit and medical plans maintained by Saba, save those plans for which eligibility is limited to employees of Saba. Should Rodney C. Hill and his spouse not be eligible for coverage under medical and dental plans maintained, from time to time, by Saba, Saba will pay to Hill an amount equal to that which would be paid by Saba to the insurer were Rodney C. Hill and his spouse covered by the apposite medical or dental plan.

   7. Saba will pay to Hill an automobile allowance of $400 per month, which shall compensate Hill for car rental and usage. In addition, Saba shall reimburse Hill on a monthly basis 1/24 of the cost of insurance on the automobile acquired by Hill and 1/24 of the annual license and registration fees for such car. As Hill leases a new automobile ( which shall not be more than once every two years) Saba shall reimburse Hill for 50% of the deposit and other first month's charges (save pre-paid rental) due under the lease.

        Saba is advised that it should have this letter of agreement reviewed by counsel other than Hill, so that Saba may have an unbiased and disinterested opinion as to the contents and effect thereof. After such review and consideration as Saba determines appropriate, kindly sign and return one copy of this letter to the undersigned, and it will constitute the retention and fee agreement required by the Rules of Professional Conduct.

                  Yours very truly,

                  Rodney C. Hill, A Professional Corporation


                  By________________________________
                      Rodney C. Hill, its President

ACCEPTED AND AGREED TO On this ____ day of March, 1997.
SABA PETROLEUM COMPANY